UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 5, 2011

Tengion, Inc.
(Exact name of registrant as specified in its charter)

001-34688
(Commission File Number)

Delaware	20-0214813
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

2900 Potshop Lane, Suite 100
East Norriton, PA 19403
(Address of principal executive offices, with zip code)

(610) 292-8364
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 5, 2011, John L. Miclot was appointed President, Chief Executive Officer and director of Tengion, Inc. (the “Company”). A copy of the Employment Agreement between Mr. Miclot and the Company is filed herewith as Exhibit 10.1.

Mr. Miclot, age 52, brings nearly 25 years of healthcare industry experience and leadership to the Company. Most recently, Mr. Miclot was an Executive-in-Residence at Warburg Pincus. He was President and Chief Executive Officer of CCS Medical, Inc., a company owned by Warburg Pincus and a provider of products and services for patients with chronic diseases, from 2008 until completion of a financial restructuring of the company in 2010. From 2003 to 2008, Mr. Miclot served as President and Chief Executive Officer of Respironics, Inc., where he developed and implemented a growth strategy that resulted in the sale of the company for $5.1 billion to Royal Philips.

Prior to leading CCS Medical, Mr. Miclot served as Chief Executive Officer of Philips Home Healthcare Solutions following the acquisition of Respironics, Inc. by Royal Philips. Mr. Miclot spent 10 years in senior roles at Respironics, ultimately serving as President and Chief Executive Officer from 2003 to 2008. While in that role, Mr. Miclot led Respironics to record annual revenues of more than $1 billion. Mr. Miclot joined Respironics in 1998 when it acquired Healthdyne Technologies, Inc., a medical device company. Mr. Miclot served in various positions at Healthdyne from 1995 to 1998, including Senior Vice President, Sales and Marketing. Earlier in his career, he held sales and marketing roles at Medex, Ohmeda, Baxter Edwards, and DeRoyal Industries. Mr. Miclot is a director of Wright Medical Group, Inc. and Dentsply International Inc., and serves as Chairman of the Board of Directors of Breathe Technologies, Inc. He is also a director of the Pittsburgh Zoo & PPG Aquarium and Burger King Cancer Caring Center. He earned his B.B.A. in marketing from the University of Iowa.

In connection with accepting the position with the Company, Mr. Miclot was granted on December 5, 2011, an option to purchase 787,500 shares of the Company’s common stock at $0.40 per share, the closing price the Company’s stock on such date, which will vest 25% on  December 5, 2012, the one year anniversary of the grant date and the balance of the shares will vest in a series of twelve (12) quarterly installments over the thirty six (36) month period measured from December 5, 2012, so long as Mr. Miclot remains an employee of the Company or a subsidiary on such date.

In addition, Mr. Miclot will receive on January 3, 2012, an option to purchase an additional 393,750 shares of the Company common stock at an exercise price equal to the closing market price on such date, which will vest 25% on January 3, 2013, the one year anniversary date of the grant date and the balance of the shares will vest in a series of twelve (12) quarterly installments over the thirty six (36) month period measured from January 3, 2013, so long as Mr. Miclot remains an employee of the Company or a subsidiary on such date.  On January 3, 2012, Mr. Miclot will also receive a restricted stock award equal to 393,750 shares of Company common stock, which award will vest in four annual installments commencing on January 3, 2012.

Mr. Miclot will receive an annual salary of $450,000, will be eligible for target annual incentive cash compensation in the amount of fifty percent (50%) of his annual base salary and will be eligible for other short-term and long-term incentive awards and Company benefits in a manner typical with other executives of the Company.  The Company also has agreed for a two year period to reimburse Mr. Miclot expenses related to rental of a furnished apartment in or around Winston-Salem, North Carolina and an automobile lease.

Pursuant to the terms of his employment agreement, in the event Mr. Miclot’s employment is terminated by the Company without cause or he resigns under certain specified conditions including any material adverse change in his or her duties, authority or responsibilities without his or her agreement, a move of our principal office more than 50 miles from the current office, our failure to pay such his salary and other benefits when due (other than pursuant to an across the board reduction in the compensation of all senior management), such executive officer will, subject to his or her signing of a form of Release and Non-disparagement Agreement, be entitled to receive continued payment of his base salary for 12 months, plus an amount equal to his annual target bonus (assuming 100% payout threshold) and continuation of his benefits, for the same period of time.  Mr. Miclot also is entitled to the benefits under the Company’s Change in Control Payment Plan.

There has been no transaction since January 1, 2010, or proposed transaction, to which the Company was or is to be a party in which Mr. Miclot had a direct or indirect interest required to be disclosed under Item 404 of Regulation S−K. There are no family relationships between Mr. Miclot and any other officer or director of the Company.

Item 9.01. Financial Statements and Exhibits

   (b) Exhibits.

10.1 Employment Agreement by and between the Company and John L. Miclot, dated December 5, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TENGION, INC.

Date: December 9, 2011	By:	/s/ Joseph W. La Barge
Joseph W. La Barge
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement by and between the Company and John L. Miclot, dated December 5, 2011